UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 10, 2015
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

DE	000-49629	33-0933072
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25242 Arctic Ocean Drive, Lake Forest, CA 92630
(Address of principal executive offices) (Zip Code)
(949) 399-4500
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement
On February 10, 2015, Quantum Fuel Systems Technologies Worldwide, Inc. (the "Registrant") and Bridge Bank, National Association (“Bridge Bank”) further amended the Registrant’s credit facility with Bridge Bank pursuant to the terms of a Third Loan and Security Modification Agreement (the “Third Amendment”). The material changes to the credit facility resulting from the Third Amendment are as follows:

1.	The line of credit was increased from $5.0 million to $7.5 million;

2.	The amount of inventory eligible to be included in the borrowing base is limited to $2.0 million;

3.	A fee of 0.15% per annum, payable quarterly in arrears, is charged on the average unused portion of the line of credit; and

4.
For any period that the outstanding advances on the line of credit exceeds $5.0 million, then the amount of unrestricted cash that the Registrant is required to maintain at Bridge Bank increases from $1.5 million to $2.0 million.

A copy of the Third Amendment is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference, and the description of the terms of the Third Amendment is qualified in its entirety by reference to such exhibit.
The interest rate on the credit facility, which is a variable rate at the greater of 3.75% or Bridge Bank's prime rate plus 0.5%, did not change as a result of the Third Amendment.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Third Loan and Security Modification Agreement, dated February 10 , 2015, between Quantum Fuel Systems Technologies Worldwide, Inc. and Bridge Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

February 10 , 2015	By:	/s/ Kenneth R. Lombardo
Kenneth R. Lombardo
General Counsel

EXHIBIT INDEX

Exhibit No.		Description
10.1	T	Third Loan and Security Modification Agreement, dated February 10, 2015, between Quantum Fuel Systems Technologies Worldwide, Inc. and Bridge Bank, National Association.

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